Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:00 PM 04/13/2005 FILED 12:55 PM 04/13/2005 SRV 050298797 - 0796642 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

OPTELECOM, INC.

OPTELECOM, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That, at a meeting of the Board of Directors of OPTELECOM, INC. held on April 12, 2005, resolutions were duly adopted authorizing an amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended said Article shall be and read as follows:

FIRST: The name of the corporation is OPTELECOM - NKF, INC.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, there being no approval of the stockholders required under the Bylaws of the corporation.

IN WITNESS WHEREOF, said OPTELECOM, INC. has caused this certificate to be signed by its Authorized Officer this 12th day of April, 2005.

By:	/s/Edmund Ludwig

Name: Edmund Ludwig

Title: President

12920 Cloverleaf Center Drive   Germantown, Maryland 20874

main: 301 444.2200   toll free: 800 293.4237   fax: 301 444.2299

email: optelecom@optelecom.com    website : www.optelecom.com